EXHIBIT 99.6


Press Release

Pegasus  Wireless   Corporation   Acquires  AMAX  Engineering   Corporation  for
Distribution of Its Wireless Products

Company Now Owns One of Top Twenty-Five Distribution Centers in North America

FREMONT, CA - December 22nd, 2005 - Pegasus Wireless Corporation (OTC: PGWC), a leading provider of advanced wireless solutions, announced today the acquisition of 51% controlling interest in AMAX Engineering Corporation for a combination of cash and restricted stock. The cash portion was partially financed by the purchase of 571,429 restricted shares of Pegasus Wireless Corporation's common stock by Jasper Knabb, the Company President. The acquisition of the company and its distribution facility will allow Pegasus to expedite its wireless products domestically, therefore increasing the company's revenue, as well as profit. Pegasus has previously been distributing its products from its manufacturing facilities overseas, and this acquisition will allow the company to provide end-to-end solutions for its clients, as well as meet the ever-increasing demand for its patented technology with greater confidence and rapidity.

Jasper Knabb stated, "We are delighted to add AMAX to our team of dedicated professionals. This company has established itself as a global leader in providing technology to all levels of the marketplace, and we at Pegasus believe that the values and standards upheld by AMAX will be an excellent fit with our overall vision for the future of our company."

Pegasus Wireless' dedication to providing the most feature-rich, flexible and robust hardware and software solutions has made it a leader in the wireless communications industry, and has landed the company partnerships with large names such as Hitachi, Lexmark, and Dell. In the same fashion, AMAX Engineering has shown a strong commitment to providing the highest quality of products and services, has partnered with companies such as Intel and AMD, and has grown to become one of the top twenty-five distribution centers in North America. Pegasus' attainment of AMAX will solidify its place as a significant force in the fast-growing world of wireless technology. Knabb went on to say, "By bringing our operations into North America, especially into a reputable facility such as AMAX's, Pegasus is looking forward to expanding our output of products without compromising our commitment to the execution of our business model, and the standards of excellence that we hold to the highest value."

About AMAX Engineering Corporation
AMAX Engineering Corporation, a privately-held company, was founded and headquartered in the heart of the Silicon Valley in 1979. Over the years, AMAX has distinguished and established itself as a global leader in providing technology to all levels of the marketplace. As an ISO-9001 certified corporation, AMAX manufactures and markets innovative server, industrial, workstation, storage & clustering systems to meet the most stringent of quality requirements. With locations in California, Texas, New Jersey, Vancouver, and China, AMAX has a proven track record and flexibility to provide solutions from development and deployment to support, service, logistics and product life-cycle management. AMAX has been honored with many Top Ranking Awards, such as being



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named in the VarBusiness  Magazine's Top 500 Solution Providers in North America
in  2004-2005,  VarBusiness  Magazine's  Top  25  US  Distributor  Companies  in
2003-2004, and California CEO Magazine's Top 250 Privately Held Firms In California in 2002. The company also had 8 products placed in PC World Magazine's Top 15 Desktop PC's from 2003 through 2005. AMAX Engineering Corporation can be reached at (510) 651-8886 or by visiting their website, www.amaxit.com.

About Pegasus Wireless Corporation
Pegasus Wireless Corporation is a leading provider of advanced wireless solutions. Founded in 1993, Pegasus creates hardware and software solutions for broadband wireless networking and Internet access applications. Pegasus' patented 802.11 technology is the platform for Wi-Fi technology, and the company offers cutting edge wireless products used in computer networking, industrial data transmission, and multimedia applications. Pegasus pioneered the industry's first driver-less, truly plug-and-play wireless Ethernet bridge, and the company's  wireless  networking  products  allow a higher user capacity per base station as compared to the competition. These products also offer advanced security, easy true plug-n-play installation, dynamic load balance, non-interrupting real-time roaming connectivity, e.g. VOIP, and fail-safe, self-healing mesh networking capability. Pegasus Wireless Corporation can be contacted at 800-770-6698 or by visiting their website at www.pegasuswirelesscorp.com .


NOTES ABOUT FORWARD-LOOKING STATEMENTS

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.

We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to,
(i) our ability to complete successful acquisitions of complementary companies, products and technologies; (ii) our ability to attract and retain customers; and
(iii) our ability to gain market share. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Pegasus Wireless will be realized, or if substantially realized, that they will have the expected consequences to or effects on Pegasus Wireless or its business or operations.




Contact:
     Pegasus Wireless Corporation
     Jasper Knabb, 800-770-6698 or 510-490-8288 ext. 202
     ir@pegasuswirelesscorp.com